TBS INTERNATIONAL PLC & SUBSIDIARIES                EXHIBIT 10.9

Date: as of December 31, 2009

RUSHMORE SHIPPING LLC
as Owner

BEEKMAN SHIPPING CORP.
as Charterer

and

TBS INTERNATIONAL LIMITED
as Guarantor

_______________________________________________________

THIRD AMENDATORY AGREEMENT
______________________________________________________

Amending and Supplementing the Bareboat Charter Party dated as of January 24, 2007, as amended and supplemented by the First Amendatory Agreement thereto dated as of March 26, 2009 and by the Second Amendatory Agreement thereto dated as of April 16, 2009, in respect of the Panamanian registered and Philippine bareboat registered LAGUNA BELLE

THIRD AMENDATORY AGREEMENT dated as of December 31, 2009 (this “Agreement”)

AMONG

(1)	RUSHMORE SHIPPING LLC, a Marshall Islands limited liability company, as Owner (the “Owner”);

(2)	BEEKMAN SHIPPING CORP., a Marshall Islands corporation, as bareboat Charterer (the “Charterer”); and

(3)	TBS INTERNATIONAL LIMITED, a Bermuda company, as guarantor (the “Guarantor”);

WITNESSETH THAT:

WHEREAS, the Owner, the Charterer and the Guarantor are parties to a bareboat charter party dated as of January 24, 2007, as amended and supplemented by the First Amendatory Agreement thereto dated as of March 26, 2009 and by the Second Amendatory Agreement thereto dated as of April 16, 2009 (as so amended and supplemented, the “Charter”).

WHEREAS, the obligations of the Charterer under the Charter are guaranteed by the Guarantor pursuant to Clause 53 of the Charter.

WHEREAS, the waivers granted pursuant to Clause 2.3 of the First Amendatory Agreement in respect of Clause 35(3)(a) of the Charter will expire as of 12:01 am on January 1, 2010 (the “Specified Charterparty Event of Default”).

WHEREAS, upon the terms and conditions stated herein, the parties hereto have agreed to:

(a)	amend certain provisions of the Charter; and

(b)	extend the temporary waiver of compliance by the Guarantor with the requirements of Clauses 35(3)(a) of the Charter during the Waiver Period.

NOW, THEREFORE, in consideration of the premises set forth above, the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1	DEFINITIONS

1.1	Defined terms. Capitalized terms used but not defined herein shall have the meaning assigned such terms in the Charter. In addition:

“Waiver Period” means the period commencing on the date hereof and ending on the earliest to occur of (a) April 1, 2010 at 12:00 a.m. Eastern Time and (b) the occurrence after the commencement of the Waiver Period of any Charterparty Event of Default (other than the Specified Charterparty Event of Default) including, without limitation, any failure to comply with the provisions of this Third Amendatory Agreement.

2	AMENDMENTS TO THE CHARTER

2.1	Amendments. The parties hereto agree to amend the Charter as follows with effect on and from the date hereof:

(a)	Clause 31(1) is amended and restated to read as follows:

“(1)           The Charterer shall pay to the Owner for the hire of the Vessel monthly Charter Hire in United States currency, at the rates set forth below, commencing on and from the Delivery Date.  Hire to continue until the date and hour when the Vessel is redelivered by the Charterer:

(a)           Months 1 – 24:                                           $10,500.00 per day Charter Hire

(b)           Months 25 – 36:                                $10,000.00 per day Charter Hire

(c)           Months 36 – 47:                                $8,041.01 per day Charter Hire

(d)           Months 48 – 59:                                $7,908.64 per day Charter Hire

(e)           Months 60 – 71:                                $7,826.72 per day Charter Hire
(f)           Months 72 – 84:                                $7,747.53 per day Charter Hire”

(b)	Clause 35(3) is amended and restated to read as follows:

“(3)	For the duration of the Charter Period, and until all Charter Party Obligations have been fulfilled and satisfied, the Guarantor covenants:

(a)           to be in compliance with:

(i)
either (x) the financial covenants set forth in Section 7.13 of the Amended and Restated Credit Agreement dated as of March 26, 2008, as amended or supplemented from time to time, among Albemarle Maritime Corp., Arden Maritime Corp., Avon Maritime Corp., Birnam Maritime Corp., Bristol Maritime Corp., Chester Shipping Corp., Cumberland Navigation Corp., Darby Navigation Corp., Dover Maritime Corp., Elrod Shipping Corp., Exeter Shipping Corp., Frankfort Maritime Corp., Glenwood Maritime Corp., Hansen Shipping Corp., Hartley Navigation Corp., Henley Maritime Corp., Hudson Maritime Corp., Jessup Maritime Corp., Montrose Maritime Corp., Oldcastle Shipping Corp., Quentin Navigation Corp., Rector Shipping Corp., Remsen Navigation Corp., Sheffield Maritime Corp., Sherman Maritime Corp., Sterling Shipping Corp., Stratford Shipping Corp., Vedado Maritime Corp., Vernon Maritime Corp., Windsor Maritime Corp. and other persons named therein from time to time as Borrowers, (ii) the Guarantor as Holdings, (iii) TBS Shipping Services Inc. as Administrative Borrower, (iv) each lender from time to time party thereto as Lenders and (v) Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, upon the terms and conditions of which a $267.5 million credit facility was made available to the Borrowers named therein (the “Bank of America Credit Facility Agreement”) or (y) such other financial covenants temporarily permitted under the Bank of America Credit Facility Agreement in lieu of the financial covenants set forth in Section 7.13 thereof pursuant to any amendment or waiver executed in respect of the Bank of America Credit Facility Agreement; and

(ii)
clauses 10.2(h)(ii) and 10.2(i)(i) of the Loan Agreement dated as of January 16, 2008, as amended by the First Amendatory Agreement thereto dated as of March 23, 2009 and the Second Amendatory Agreement thereto dated as of December 31, 2009, among (i) Bedford Maritime Corp., Brighton Maritime Corp., Hari Maritime Corp., Prospect Navigation Corp., Hancock Navigation Corp., Columbus Maritime Corp. and Whitehall Marine Transport Corp. as Borrowers, (ii) the Guarantor as Guarantor, (iii) the banks and financial institutions named therein as Lenders, (iv) DVB Group Merchant Bank (Asia) Ltd. as Facility Agent and Security Trustee, (v) The Governor and Company of the Bank of Ireland (“BOI”) as Payment Agent, (vi) DVB Bank SE, BOI and Natixis as Swap Banks and (vii) Mount Washington LLC as Arranger; and

(b)
to subordinate any and all claims of whatever nature which the Guarantor has or may hereafter have against the Charterer to any and all claims of whatever nature which the Owner has or may hereafter have against the Charterer during the Charter Period and until all Charter Party Obligations have been fulfilled.”

3	TEMPORARY WAIVER OF COMPLIANCE WITH CLAUSE 35(3)

3.1
Temporary waiver.  The parties hereto agree to extend temporarily the waiver of compliance by the Guarantor with the requirements of Clause 35(3) of the Charter, as amended above, during the Waiver Period (and for the avoidance of doubt the Guarantor’s compliance with the requirements of Clause 35(3) of the Charter, as amended above, shall be reinstated immediately upon the expiration of the Waiver Period and shall be required at all times thereafter).

3.2	Covenants. In consideration of the temporary waiver made in Clause 3.1, during the Waiver Period the Guarantor shall not:

(a)
for each calendar month ending on or after January 1, 2010, permit Qualified Cash of the Loan Parties to be less than the greater of (i) $25,000,000 or (ii) $40,000,000 minus any prepayment of Indebtedness made during such calendar month as permitted after giving effect to Amendment No. 2 to the Bank of America Credit Facility Agreement, of which a minimum average balance of $9,375,000 in any such calendar month shall be deposited with Bank of America, N.A.;

(b)	permit the Consolidated Interest Charges Coverage Ratio as of the four fiscal quarters ending December 31, 2009 to be less than 1.75:1.00; and

(c)	prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except:

(i)	the prepayment of the Credit Extensions in accordance with the terms of the Bank of America Credit Facility Agreement;

(ii)
regularly scheduled or required repayments, mandatory prepayments or redemptions of Indebtedness described on Schedule 7.02 of the Bank of America Credit Facility Agreement in respect of the RBS Credit Facility Agreement, the Credit Suisse Credit Facility Agreement, the AIG Credit Facility Agreement, the Commerzbank Credit Facility Agreement and the Berenberg Credit Facility Agreement; and

(iii)
other prepayments of Indebtedness described on Schedule 7.02 the Bank of America Credit Facility Agreement in respect of the RBS Credit Facility Agreement, the Credit Suisse Credit Facility Agreement, the AIG Credit Facility Agreement, the Commerzbank Credit Facility Agreement and the Berenberg Credit Facility Agreement,

provided that (A) any such prepayment of Indebtedness corresponds to an amortization payment due during the Waiver Period and that was otherwise due under such loan facility without giving effect to any amendment or modification occurring after the Amendment No. 1 Effective Date and (B) all such prepayments of Indebtedness shall occur on or after January 4, 2010.

For purposes of (a), (b) and (c) above, all capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Bank of America Credit Facility Agreement.

4	MISCELLANEOUS

4.1	References. Each reference in the Charter to “this Charter”, “hereunder”, “hereof”, “herein” or words of like import shall mean and refer to the Charter as amended hereby.

4.2
Effect of this Agreement.  Subject to the terms of this Agreement, with effect on and from the date hereof, the Charter shall be, and shall be deemed by this Agreement to have been, amended upon the terms and conditions stated herein and, as so amended, the Charter shall continue to be binding on each of the parties to it in accordance with its terms as so amended.

4.3
No other amendments or waivers.  Except as amended or waived hereby, all other terms and conditions of the Charter remain unchanged and the Charter is hereby ratified and confirmed.  Without limiting the foregoing, the Guarantor acknowledges and agrees that its guarantee under Clause 53 of the Charter, as amended hereby, is hereby ratified and confirmed.

4.4	Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, Clause 26.2 of the Charter.

4.5	Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

4.6
Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating or affecting the validity or enforceability of such provision in any other jurisdiction.

4.7
Payment of Expenses.  The parties hereto agree to pay or reimburse each of DVB Bank SE and DVB Bank America N.V. (collectively, the “Credit Parties”) for all reasonable expenses in connection with the preparation, execution and carrying out of this Agreement and any other document in connection herewith or therewith, including but not limited to, reasonable fees and expenses of any counsel whom the Credit Parties may deem necessary or appropriate to retain, any duties, registration fees and other charges and all other reasonable out-of-pocket expenses incurred by any of the Credit Parties in connection with the foregoing.

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WHEREFORE, the parties hereto have caused this Third Amendatory Agreement to be executed as of the date first above written.

RUSHMORE SHIPPING LLC, as Owner By: /s/ AFSpomebe /s/ Asandro Van Aerde Name: AF Spomebe Asandro Van Aerde Title: Secretary	BEEKMAN SHIPPING CORP., as Charterer By: /s/ William J. Carr Name: William J. Carr Title: President / Director
TBS INTERNATIONAL LIMITED, as Guarantor By: /s/ William J. Carr Name: William J. Carr Title: President / Director

CONSENT

Pursuant to Clause 10.2(k) of the Loan Agreement dated as of January 25, 2007, as amended, among Adirondack Shipping LLC and Rushmore Shipping LLC as Borrowers, the banks and financial institutions named therein as Lenders and DVB Bank America N.V. as Facility Agent and Security Trustee, the Facility Agent, for and on behalf of, and upon the instruction of, the Majority Lenders (as defined in said Loan Agreement), hereby consents and agrees to the foregoing Agreement.

DVB BANK AMERICA N.V.,
as Facility Agent for and on behalf of the Majority Lenders

By: /s/ Jane Freeberg Sarma
    Jane Freeberg Sarma
    Attorney-in-Fact